                            SCHEDULE 14A INFORMATION

                               -----------------

                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                               -----------------

Filed by the Registrant                     [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

  [_] Preliminary Proxy Statement

  [X] Definitive Proxy Statement

  [_] Definitive Additional Materials

  [_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             ENGELHARD CORPORATION
               ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             ENGELHARD CORPORATION
               ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

  [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(j)(2).

  [_] $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).

  [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

      (4) Proposed maximum aggregate value of transaction:
--------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

ENGELHARD                              101 WOOD AVENUE, ISELIN, NEW JERSEY 08830

ORIN R. SMITH
Chairman and
Chief Executive Officer

                                                                  March 31, 1995

Dear Shareholder:

  You are cordially invited to attend the 1995 Annual Meeting of Shareholders which will be held at 10:00 a.m. on Thursday, May 4, in Auditoriums A and B, Ground Floor, at Chase Manhattan Bank, One Chase Manhattan Plaza, New York City. You may enter at Liberty or William Street.

  The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which the business and operations of Engelhard will also be reviewed. Discussions at our Annual Meeting have generally been interesting and useful, and we hope that you will be able to attend. If you plan to attend, please check the box provided on the proxy card and an admission ticket will be sent to you. Only shareholders and their proxies will be permitted to attend the Annual Meeting. If you do not attend the Annual Meeting, you will receive the post-meeting report on the proceedings which will be sent to all shareholders.

  Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting.

                                            Sincerely yours,

                                            /s/ Orin R. Smith

                             ENGELHARD CORPORATION
                                101 WOOD AVENUE
                            ISELIN, NEW JERSEY 08830

                               -----------------

               NOTICE OF THE 1995 ANNUAL MEETING OF SHAREHOLDERS

                               -----------------

To our Shareholders:                                              March 31, 1995

  The Annual Meeting of Shareholders of Engelhard Corporation, a Delaware corporation, will be held on Thursday, May 4, 1995, at 10:00 a.m., New York City time, in Auditoriums A and B, Ground Floor, at Chase Manhattan Bank, One Chase Manhattan Plaza, New York, New York, for the following purposes:

    (1)  To elect three Directors;

    (2)  To consider and vote upon the Company's Directors Stock Option Plan;

    (3) To consider and vote upon amendments to the Company's Stock Option Plan of 1991;

    (4) To consider and vote upon amendments to the Company's Stock Option Plan of 1981;

    (5) To ratify the appointment of Coopers & Lybrand as independent public accountants;

    (6) To transact such other business as may properly come before the meeting.

  The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on March 14, 1995.

  A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at the offices of the Company's Transfer Agent and Registrar, Mellon Securities Trust Company, 120 Broadway, New York, New York 10271, during ordinary business hours for ten days prior to the meeting.

                                            By Order of the Board of Directors

                                                   ARTHUR A. DORNBUSCH, II
                                              Vice President, General Counsel
                                                        and Secretary

            SHAREHOLDERS ARE URGED TO MARK, SIGN AND RETURN PROMPTLY
             THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE

                             ENGELHARD CORPORATION
                                101 WOOD AVENUE
                            ISELIN, NEW JERSEY 08830

                               -----------------

                          PROXY STATEMENT FOR THE 1995
                         ANNUAL MEETING OF SHAREHOLDERS

                               -----------------

                     SOLICITATION AND REVOCATION OF PROXIES

  The accompanying proxy, being mailed to shareholders on or about March 31, 1995, is solicited by the Board of Directors of Engelhard Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Thursday, May 4, 1995. In case the Meeting is adjourned, the proxy will be used at any adjournments thereof. If a proxy is received before the Meeting, the shares represented by it will be voted unless the proxy is revoked by written notice prior to the Meeting or by voting by ballot at the Meeting. If matters other than those set forth in the accompanying Notice of Annual Meeting are presented at the Meeting for action, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment.

  Holders of Common Stock as of the close of business on March 14, 1995 will be entitled to vote. On such date there were outstanding and entitled to vote 95,403,945 shares of Common Stock of the Company, each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

  The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, by employees of the Company. The Company has also engaged D.F. King & Co., Inc., 77 Water Street, New York, New York, to assist in such solicitation at an estimated fee of $14,500 plus disbursements. The Company may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

                     INFORMATION AS TO CERTAIN SHAREHOLDERS

  Set forth below is certain information with respect to the only persons known to the Company who owned beneficially more than five percent of the Company's voting securities as of March 2, 1995:

                                                            AMOUNT    PERCENT
                                                         BENEFICIALLY   OF
                                                            OWNED      CLASS
                                                         ------------ -------
Minorco.................................................  30,639,120   32.1%(1)
 9 rue Sainte Zithe, L-2763 Luxembourg City,
 Grand Duchy of Luxembourg

Wellington Management Company...........................   6,527,706    6.8%(2)
 75 State Street
 Boston, Massachusetts 02109

State Farm Mutual Automobile Insurance Company..........   6,447,262    6.8%(3)
One State Farm Plaza,
Bloomington, Illinois 61710

--------
(1) The Company is informed by Minorco, a company incorporated under the laws of Luxembourg as a societe anonyme, as follows:

    Minorco, through a wholly-owned subsidiary, holds 30,639,120 shares of Common Stock of the Company, representing approximately 32.1% of the outstanding voting securities of the Company. Shares granted to Messrs. Lea and Slack pursuant to the Company's Stock Bonus Plan for Non-Employee Directors have been ceded to Minorco pursuant to arrangements between Messrs. Lea and Slack, respectively, and Minorco.

    Minorco is an international natural resources company with operations in gold, base metals, industrial minerals, paper and packaging and agribusiness. The capital stock of Minorco is owned in part as follows: approximately 43%, directly or through subsidiaries, by Anglo American Corporation of South Africa Limited ("Anglo American"), a publicly held mining and finance company, approximately 23%, directly or through subsidiaries, by De Beers Centenary AG ("Centenary"), a publicly held Swiss diamond mining and investment company, and approximately 3% by Anglo American Gold Investment Company Limited ("Amgold"), a publicly held mining investment company. Approximately 39% of the capital stock of Anglo American is owned, directly or through subsidiaries, by De Beers Consolidated Mines Limited ("De Beers"), a publicly held diamond mining and investment company. Approximately 29% of the capital stock of Centenary and approximately 33% of the capital stock of De Beers is owned, directly or through subsidiaries, by Anglo American. De Beers owns approximately 9% of Centenary. Approximately 50% of the capital stock of Amgold is owned, directly or through subsidiaries, by Anglo American.

    Mr. Nicholas F. Oppenheimer, Deputy Chairman and a director of Anglo American, Centenary, De Beers, Chairman and a director of Amgold, and a director of Minorco, and Mr. Slack, a director of the Corporation and Minorco USA, Chief Executive, President and a director of Minorco and a director of Anglo American, have indirect partial interests in approximately 7% of the outstanding shares of Minorco, approximately 8% of the outstanding shares of Anglo American and less than one percent of the outstanding shares of Amgold.

    Mr. Richards beneficially owns 1,000 Minorco Ordinary Shares, constituting less than one percent of the outstanding shares of Minorco. Mr. Richards is Chairman of the Board, Chief Executive Officer and President of Minorco USA and a director of Minorco. Mr. Lea is a director of Minorco and Minorco USA. Minorco has announced that Mr. Smith has been invited to join the board of directors of Minorco subject to the approval of Minorco's shareholders at the next Annual General Meeting in May 1995.

(2) As reported by Wellington Management Company and related entities on
    Schedule 13G filed with the Securities and Exchange Commission and dated February 3, 1995.

(3) As reported by State Farm Mutual Automobile Insurance Company and related entities on Schedule 13G filed with the Securities and Exchange Commission and dated January 28, 1995.

                            1. ELECTION OF DIRECTORS

  The Board of Directors of the Company consists of three classes, Class I, Class II and Class III, each class serving for a full three-year term. Ms. Alvarado, Mr. Napier and Mrs. Pace all of whom are incumbent Class II Directors are nominees for election as Class II Directors at the Annual Meeting. If elected, the Class II Directors will serve three-year terms expiring in 1998. Mr. Robert L. Guyett, a Class II Director since 1991, will not stand for reelection as a result of his plans to retire. The Class III Directors will be considered for reelection at the 1996 Annual Meeting. The Class I Directors will be considered for reelection at the 1997 Annual Meeting.

  Messrs. Slack and Smith have been members of the Board of Directors since 1981, Mr. Richards since 1983, Mr. Antonini since 1985, Mr. Napier since 1986, Mrs. Pace since 1987, Mr. LaTorre since 1990, Mr. Watson since 1991, Mr. Lea since 1994 and Ms. Alvarado since 1995.

  Directors will be elected by the affirmative vote of a majority of the votes cast at the Meeting.

  The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, FOR the election of Ms. Alvarado, Mr. Napier and Mrs. Pace as Class II Directors.

                    INFORMATION WITH RESPECT TO NOMINEES AND
                         DIRECTORS WHOSE TERMS CONTINUE

  The following table sets forth the name and age of each nominee and Director; all other positions and offices, if any, now held by him or her with the Company and his or her principal occupation during the last five years.

           DIRECTORS WITH TERMS EXPIRING MAY 1995 AND NOMINEES, AGES,
                 PRINCIPAL BUSINESS EXPERIENCE DURING THE PAST
                    FIVE YEARS, BOARD MEMBERSHIPS (CLASS II)
                    ----------------------------------------

LINDA G. ALVARADO
 Age 42. President and Chief Executive Officer of Alvarado Construction, Inc., from prior to 1990.
 Ms. Alvarado is also a director of Cyprus Amax Minerals Company, Norwest Banks of Colorado, Inc,. Pena Investment Advisors and Pitney Bowes, Inc.

JAMES V. NAPIER
 Age 58. Chairman of Scientific-Atlanta, Inc., a communications manufacturing company, since December 1992; Chairman and President of Commercial Telephone Group, Inc. prior thereto.
 Mr. Napier is also a director of Intelligent Systems Corporation, Vulcan
   Materials Company, HBO & Company, Rhodes, Inc. and Summit Communications
   Group.

NORMA T. PACE
 Age 73. Senior Advisor and Director of WEFA Group, Inc., economic consultants, since 1992; President of Economic Consulting and Planning Inc. prior thereto.
 Mrs. Pace is also a director of Hasbro, Inc. and Georgia-Pacific Corporation.

                 DIRECTORS WITH TERMS EXPIRING MAY 1996, AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE PAST
                   FIVE YEARS, BOARD MEMBERSHIPS (CLASS III)
                   -----------------------------------------

L. DONALD LATORRE
 Age 57. President and Chief Operating Officer of the Company since January
   1995; Senior Vice President and Chief Operating Officer of the Company from June 1990 to January 1995; Vice President of the Company and President of the Pigments and Additives Division prior thereto.

REUBEN F. RICHARDS
 Age 65. Chairman of the Board, Terra Industries Inc., agribusiness, from prior to 1990; Chief Executive Officer and President thereof from prior to 1990 to May 1991; Chairman of the Board of Minorco (U.S.A.) Inc. since May 1990 and Chief Executive Officer and President thereof since February 1994.
 Mr. Richards is also a director of Santa Fe Energy Resources, Inc., Ecolab
   Inc., Minorco and Potlatch Corporation.

HENRY R. SLACK
 Age 45. Chief Executive of Minorco since December 1992; President and a director thereof since prior to 1990; director of Anglo American Corporation of South Africa Limited since prior to 1990.
 Mr. Slack is also a director of Terra Industries Inc.

ORIN R. SMITH
 Age 59. Chairman and Chief Executive Officer of the Company since January
   1995; President and Chief Executive Officer of the Company prior thereto. Mr. Smith is also a director of Vulcan Materials Company, The Summit
   Bancorporation, The Louisiana Land and Exploration Company and Perkin-Elmer Corporation.

                 DIRECTORS WITH TERMS EXPIRING MAY 1997, AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE PAST
                    FIVE YEARS, BOARD MEMBERSHIPS (CLASS I)
                    ---------------------------------------

MARION H. ANTONINI
 Age 64. Chairman, President and Chief Executive Officer of Welbilt
   Corporation, a food service equipment and consumer products company, since September 1990; Chairman and Managing Director of KD Equities prior thereto.
 Mr. Antonini is also a director of Vulcan Materials Company, Scientific-
   Atlanta, Inc., ABC Rail Corporation and Berisford International (UK).

ANTHONY W. LEA
 Age 46. Executive Director and Member of the Executive Committee of Minorco since prior to 1990; Joint Managing Director thereof from January 1990 to December 1992; Director of Anglo American Corporation of South Africa since November 1993.
 Mr. Lea is also a director of Terra Industries Inc.

DOUGLAS G. WATSON
 Age 50. President of the Pharmaceuticals Division and Director of CIBA-GEIGY
   Corporation since prior to 1990.
 Mr. Watson is also a director of The Summit Bancorporation.

                   SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

  Set forth in the following table is the beneficial ownership of Common Stock as of March 2, 1995 for all nominees, continuing Directors, each of the Executive Officers listed on the Summary Compensation Table and all Directors and Executive Officers as a group. No Director or Executive Officer owns more than 1% of the total outstanding shares (including exercisable options). All Directors and Executive Officers as a group own approximately 2% of the total outstanding shares (including exercisable options).

NAME                                                                 SHARES
----                                                                ---------
Linda G. Alvarado..................................................     5,062
Marion H. Antonini.................................................    10,508
Arthur A. Dornbusch, II............................................   120,618(1)
Robert L. Guyett...................................................   279,162(1)
L. Donald LaTorre..................................................   482,701(1)
Anthony W. Lea.....................................................       500
James V. Napier....................................................     7,774
Norma T. Pace......................................................    13,927
Reuben F. Richards.................................................     6,750
Robert J. Schaffhauser.............................................   118,050(1)
Henry R. Slack.....................................................     1,687(2)
Orin R. Smith......................................................   881,559(1)
Douglas G. Watson..................................................    15,329
All Directors and Executive Officers as a group.................... 2,209,905(1)

--------
(1) Includes 329,062, 197,500, 165,626, 43,750, 36,689 and 845,531 shares of
    Common Stock subject to options granted to Messrs. Smith, LaTorre, Guyett, Schaffhauser, Dornbusch and all Directors and Executive Officers as a group, respectively, under the Company's Stock Option Plan of 1981 (the "1981 Stock Option Plan") and the Company's Stock Option Plan of 1991 (the "Stock Option Plan", together with the 1981 Stock Option Plan, the "Stock Option Plans"), which options may be exercised within 60 days from March 2, 1995, and also includes 4,724 shares owned by family members in which persons in the group disclaim any beneficial interest.
(2) Excludes 548,122 shares of Common Stock in which Mr. Slack has an indirect partial interest and in which he disclaims any beneficial interest.

               BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES

  The Board of Directors of the Company held a total of nine meetings during 1994. Among the standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Stock Option/Stock Bonus Committee. The Board does not have a nominating committee.

  The members of the Audit Committee are Mrs. Pace (Chairman), Ms. Alvarado, Messrs. Antonini, Lea and Richards, all of whom are non-employee Directors. The Audit Committee periodically reviews the Company's accounting policies, internal accounting controls and the scope and results of the independent accountants' audit of the Company's financial statements. The Audit Committee held three meetings during 1994.

  The members of the Compensation Committee are Messrs. Antonini (Chairman), Napier, Richards, Slack and Watson and Mrs. Pace, all of whom are non-employee Directors. The Compensation Committee determines the appropriate level of compensation for the Officers and employees of the Company. The Compensation Committee held five meetings during 1994.

  The members of the Stock Option/Stock Bonus Committee are Messrs. Antonini (Chairman), Napier, Richards, Slack and Watson and Mrs. Pace, all of whom are non-employee Directors. The Stock Option/Stock Bonus Committee administers the Company's stock option and stock bonus plans and determines the terms and conditions for the issuance of stock options and stock bonus awards to the Officers and employees of the Company. The members of the Committee are not eligible to participate in such plans. The Stock Option/Stock Bonus Committee held four meetings during 1994.

  During 1994 all of the Directors of the Company attended all of the meetings of the Board and meetings of committees of the Board on which they served, except for Mr. Slack, who attended fewer than 75% of such meetings.

  Directors who are not employees of the Company each received a retainer at the annual rate of $30,000 in 1994. There was also a Chairman's fee paid in 1994 of $75,000. In addition, non-employee Directors received a $1,350 attendance fee for each Board meeting attended in 1994. During 1994, non-employee Directors also received a $1,000 attendance fee for each committee meeting attended; a $5,000 annual retainer for each committee on which they served; and an additional $5,000 annual retainer for each chairman of a committee. Directors who are employees of the Company do not receive any Directors' fees or retainers.

  Pursuant to the Company's Retirement Plan for Directors, a Director or Director Emeritus will receive retirement benefits following his or her retirement as a Director if at the time of such retirement either (i) he or she has six or more years of service as a non-employee Director or (ii) his or her age and years of service as a non-employee Director equal at least 65. Such retirement benefits will be an annual amount equal to the annual Board retainer fee (excluding meeting and committee fees) in effect on the date of the Director's retirement and will be payable in equal monthly installments commencing on the first day of the month coinciding with or next following the Director's 65th birthday or, if later, the date of the Director's retirement and continuing until the earlier of (i) the Director's death or (ii) the completion of payments for a period equal to the period of the Director's service as a non-employee Director.

  Pursuant to the Company's Stock Bonus Plan for Non-Employee Directors (the "Directors Stock Bonus Plan") each person who becomes such a non-employee Director prior to June 30, 1996 shall be awarded 5,062 shares of the Company's Common Stock effective as of such person's election to the Board of Directors. Such shares will vest in equal increments over a ten year period. Directors are entitled to receive cash dividends on and to vote shares which are the subject of an award prior to their distribution or forfeiture. Upon termination of the Director's service as a non-employee Director, the Director (or, in the event of his or her death, his or her beneficiary) shall be entitled, in the discretion of the committee formed to administer the Directors Stock Bonus Plan, to receive the shares awarded to such Director which have tentatively vested up to the date of such termination of service; shares may be received prior to such date if there has been an "acquisition of a control interest".

  Pursuant to the Company's Directors and Executives Deferred Compensation Plan, the Company's Deferred Compensation Plan for Directors and the Company's Directors Stock Bonus Plan, non-employee Directors may elect to defer payment of all or a designated portion of their compensation for services as a Director.

                   COMPENSATION COMMITTEE INTERLOCKS, INSIDER
                     PARTICIPATION AND CERTAIN TRANSACTIONS

  The members of the Compensation Committee are Messrs. Antonini (Chairman), Napier, Richards, Slack and Watson and Mrs. Pace, all of whom are non-employee directors. Messrs. Richards and Slack are the Chairman of the Board, Chief Executive Officer and President of Minorco (U.S.A.) Inc. and the Chief Executive, President and Director of Minorco, respectively. Minorco beneficially owns more than five percent of the Company's voting securities. For additional information regarding Minorco, see "Information as to Certain Shareholders" on page 2.

  The Company markets, fabricates and processes various metals, minerals and ores acquired from numerous domestic and foreign suppliers. The Company makes and will continue to make purchases of such materials, in the ordinary course of its business, from entities in which it is informed Anglo American has a material interest, upon terms which are no less favorable to the Company than those obtainable from other sources. The Company's purchases of such materials from all sources during 1994 approximated $1.5 billion including purchases of approximately $233 million from, and metal leases of approximately $50 million to, entities in which the Company is informed Anglo American has a material interest.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Executive Officers and Directors and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Such Officers, Directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's Executive Officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for 1994, except that options granted to Executive Officers in December 1994 that were required to be reported in February 1995 were inadvertently not reported until March 1995.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following table sets forth the compensation paid by the Company for services rendered in all capacities during each of the last three fiscal years to the Chief Executive Officer and the other four most highly compensated Executive Officers. All share and per share data have been restated to give effect to all relevant stock splits, the last of which occurred in September, 1993.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                          COMPENSATION
                                     ANNUAL COMPENSATION                    AWARDS (1)(2)(3)
                          ------------------------------------------ -----------------------
                                                                       RESTRICTED             ALL OTHER
NAME AND PRINCIPAL                                    OTHER ANNUAL        STOCK      OPTIONS COMPENSATION
POSITION                  YEAR SALARY ($) BONUS ($) COMPENSATION ($) AWARD(S) ($)(4)   (#)      ($)(5)
------------------        ---- ---------- --------- ---------------- --------------- ------- ------------
Orin R. Smith Director,   1994  699,996    630,000          --            422,925    291,250      --
 Chairman and Chief       1993  670,034    585,000          686         1,323,000    191,250      --
 Executive Officer        1992  620,000    670,000        1,265         1,674,750    225,000      --

L. Donald LaTorre,        1994  394,146    300,000          --            304,500    187,000    3,329
 Director, President and  1993  376,269    250,000        3,985           945,000    115,000    2,697
 Chief Operating Officer  1992  341,250    350,000        2,872         1,196,250    135,000    1,826

Robert L. Guyett,         1994  363,396    200,000          --            177,625    102,000    2,618
 Director, Senior Vice    1993  351,660    200,000        3,136           588,000     77,500    1,882
 President and Chief      1992  330,684    250,000       61,033(6)        747,656     90,000      741
 Financial Officer

Robert J. Schaffhauser,   1994  262,656    125,000          --            126,875     75,000      --
 Vice President,          1993  249,696    110,000        2,785           378,000     40,000      --
 Technology and           1992  231,600    160,000        2,077           478,500     45,000      --
 Corporate Development

Arthur A. Dornbusch, II   1994  242,460     75,000          --             42,300     30,000    2,663
 Vice President, General  1993  233,711    100,000        2,409           329,000     26,000    2,158
 Counsel, and Secretary   1992  223,038    100,000        1,722           398,750     30,000    1,461

--------
(1) The Company's Key Employee Stock Bonus Plan and the Company's Stock Option Plans provide for acceleration of vesting in the event of a "change in control." For information on what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change In Control Arrangements" on page 16.
(2) Currently, the Company has no Long Term Incentive Plans which are required to be reported pursuant to the General Rules and Regulations of the Securities and Exchange Commission.
(3) The decrease in Restricted Stock Awards and increase in Options for 1994 compared with prior years represents a shift in compensation policy which is discussed in greater detail in Section 3 of the Report on Executive Compensation on page 19.

(4) As of December 31, 1994, Messrs. Smith, LaTorre, Guyett, Schaffhauser and Dornbusch held 169,200, 116,550, 72,090, 46,350 and 42,650 unvested shares, respectively, of stock which were awarded pursuant to the Company's Key Employee Stock Bonus Plan having a market value of $3,743,550, $2,578,669, $1,594,991, $1,025,494 and $943,631, respectively. The foregoing amounts do not include the reported grants, which were made in February 1995 for services rendered during 1994. Restricted stock awards of the Company's Common Stock granted under the Key Employee Stock Bonus Plan vest in five equal annual installments commencing on the first anniversary of the date of the grant. Vesting will be accelerated upon the occurrence of a "change in control." The Company pays dividends on restricted stock, if and to the extent paid on Common Stock generally. For information on what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change In Control Arrangements" on page 16.
(5) Represents interest accrued during 1992, 1993 and 1994 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals.
(6) Mr. Guyett joined the Company on September 23, 1991 and received $58,658 in 1992 pursuant to the Company's Relocation Policy in connection with his relocation from California.

  The following table sets forth information concerning individual grants of stock options made under the Stock Option Plan in December 1994 and February 1995 for services rendered during 1994 by each of the named Executive Officers.

                OPTION GRANTS FOR SERVICES RENDERED DURING 1994

                                                                       GRANT DATE
INDIVIDUAL GRANTS                                                        VALUE
--------------------------------------------------------------------- ------------
                                      % OF TOTAL
                          NUMBER OF    OPTIONS
                          SECURITIES  GRANTED TO
                          UNDERLYING  EMPLOYEES   EXERCISE
                           OPTIONS   FOR SERVICES OR BASE              GRANT DATE
                           GRANTED     RENDERED    PRICE   EXPIRATION   PRESENT
NAME                        (#)(1)   DURING 1994   ($/Sh)     DATE    VALUE ($)(2)
----                      ---------- ------------ -------- ---------- ------------
Orin R. Smith...........   191,250        11%      21.32   12/15/2004  1,145,588
                           100,000         6%      25.25   02/02/2005    732,000
L. Donald LaTorre.......   115,000         6%      21.32   12/15/2004    688,850
                            72,000         4%      25.25   02/02/2005    527,040
Robert L. Guyett........    60,000         3%      21.32   12/15/2004    359,400
                            42,000         2%      25.25   02/02/2005    307,440
Robert J. Schaffhauser..    45,000         2%      21.32   12/15/2004    269,550
                            30,000         2%      25.25   02/02/2005    219,600
Arthur A. Dornbusch, II.    20,000         1%      21.32   12/15/2004    119,800
                            10,000         1%      25.25   02/02/2005     73,200

--------
(1) Options have a ten year term and vest in four equal annual installments commencing on the first anniversary of the date of grant. Vesting will be accelerated upon the occurrence of a "change in control." For information as to what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change In Control Arrangements" on page 16.
(2) Based on a binomial option pricing model. The model assumes: (a) an option term of 4 years, which primarily represents historic exercise trends for the named Executive Officers; (b) an interest rate of 7% that represents the current yield curve which shows a flat to down bias during the term;
    (c) an average volatility of approximately 30% calculated using average weekly stock prices for the three years prior to the grant date; and (d) dividends at the rate of $.48 per share (the current annual dividend rate) with an upward adjustment during the term which represents historic trends. The Company does not believe that the values estimated by the model will necessarily be indicative of the values to be realized by an executive.

  The following table sets forth information concerning each exercise of stock options during 1994 by each of the named Executive Officers and the value of unexercised options at December 31, 1994.

                      AGGREGATED OPTION EXERCISES IN 1994
                        AND VALUES AT DECEMBER 31, 1994

                                                        NUMBER OF
                                                  SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                 UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS
                                                  DECEMBER 31, 1994(#)     AT DECEMBER 31, 1994($)
                                                ------------------------- -------------------------
                            SHARES      VALUE
                          ACQUIRED ON REALIZED
          NAME            EXERCISE(#)    ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----            ----------- --------- ----------- ------------- ----------- -------------
Orin R. Smith...........    191,249   3,315,278   329,064      551,250     2,286,567     544,922
L. Donald LaTorre.......     50,625     915,924   191,250      331,250     1,287,578     326,953
Robert L. Guyett........        -0-         -0-   146,250      216,250       898,828     299,609
Robert J. Schaffhauser..     25,874     419,222    42,189      118,750       278,509      54,492
Arthur A. Dornbusch, II.     21,937     362,649    30,189       69,437       214,640      40,870

                                 PENSION PLANS

  The following table shows estimated pension benefits payable to a covered participant at normal retirement age under the Company's qualified defined benefit pension plan, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits and provide additional credited years of service, based on remuneration that is covered under the plans and years of service with the Company and its subsidiaries.

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                                    --------------------------------------------
        REMUNERATION                15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
        ------------                -------- -------- -------- -------- --------
     $  50,000..................... $ 10,156 $ 13,541 $ 16,927 $ 20,312 $ 23,697
       100,000.....................   21,406   28,541   35,677   42,812   49,947
       200,000.....................   43,906   58,541   73,177   87,812  102,447
       300,000.....................   66,406   88,541  110,677  132,812  154,947
       400,000.....................   88,906  118,541  148,177  177,812  207,447
       500,000.....................  111,406  148,541  185,677  222,812  259,947
       600,000.....................  133,906  178,541  223,177  267,812  312,447
       700,000.....................  156,406  208,541  260,677  312,812  364,947
       800,000.....................  178,906  238,541  298,177  357,812  417,447
       900,000.....................  201,406  268,541  335,677  402,812  469,947
     1,000,000.....................  223,906  298,541  373,177  447,812  522,447
     1,100,000.....................  246,406  328,541  410,677  492,812  574,947
     1,200,000.....................  268,906  358,541  448,177  537,812  627,447
     1,300,000.....................  291,406  388,541  485,677  582,812  679,947
     1,400,000.....................  313,906  418,541  523,177  627,812  732,447
     1,500,000.....................  336,406  448,541  560,677  672,812  784,947

  A participant's remuneration covered by the Company's pension plans is his or her average monthly earnings, consisting of base salary and regular cash bonuses, if any (as reported in the Summary Compensation Table, except as set forth below), for the highest 60 consecutive calendar months out of the 120 completed calendar months next preceding termination of employment. With respect to each of the individuals named in the Summary Compensation Table on page 11, credited years of service under the plans as of December 31, 1994 are as follows: Mr. Smith, 23 years; Mr. LaTorre, 10 years; Mr. Guyett, 3 years; Mr. Schaffhauser, 5 years; and Mr. Dornbusch, 18 years. Messrs. Smith, LaTorre, Guyett, Schaffhauser and Dornbusch had $1,284,996, $644,146, $563,396, $372,656
and $342,460, respectively, of annual remuneration covered by the plans during 1994. Benefits shown are computed as a straight line single life annuity beginning at age 65 and the benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts.

                EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                      AND CHANGE IN CONTROL ARRANGEMENTS

  In May 1986, the Company entered into a three-year employment agreement with Mr. Smith. Commencing May 20, 1987, and on each May 20 thereafter, Mr. Smith's agreement shall automatically be extended for another year unless notice of the Company's intention not to extend shall have been given in writing no later than December 31st of the preceding year. The agreement provides for an annual salary of not less than $400,000, an annual cash bonus as the Company, in its sole discretion, shall determine, but not less than $216,645, and grants of shares of the Company's Common Stock pursuant to the Key Employees Stock Bonus Plan, then in effect, in such amounts as the Company, in its sole discretion, shall determine; provided, however, that such annual bonus share grants may not be less than 14,999 shares, conditioned on the Company achieving its financial plan, as approved by the Board of Directors, for the year with respect to which the grant is made. Such financial plan is established by the Board of Directors in its discretion and may or may not require an improvement in the Company's performance from the prior year. In addition, Mr. Smith is entitled to participate in the benefit plans of the Company.

  Mr. Guyett has announced his intention to retire. It is anticipated that, subject to final agreement, Mr. Guyett will retain his previously granted stock options, stock bonus awards and medical and certain other benefits and will be eligible to receive the value of his pension for a period of service ending December 1, 1996. He will also receive compensation at the same rates as currently paid for the same period or such earlier date as he dies or certain other circumstances occur and will earn additional amounts for services to be rendered not to exceed $75,000 for any calendar year.

  The Company's Key Employee Stock Bonus Plan and the Company's Stock Option Plans, in which all of the Executive Officers participate, provide for the acceleration of vesting of awards granted in the event of a change in control. Pursuant to these plans a "change in control" shall occur if (a) twenty-five percent or more of the Company's outstanding securities entitled to vote in the election of directors shall be beneficially owned, directly or indirectly, by any person or group of persons, other than the groups presently owning the same, or (b) a majority of the Board of Directors of the Company ceases to consist of the existing membership or successors nominated by the existing membership or their similar successors.

                        REPORT ON EXECUTIVE COMPENSATION

  Under the overall direction of the Compensation Committee and the Stock Option/Stock Bonus Committee of the Board of Directors and in accordance with the Company's Stock Option Plan and Stock Bonus Plan approved by its shareholders, the Company has developed and implemented compensation programs designed to:

   . Attract and retain people who can build and continue to grow a successful company;

   . Provide incentives to achieve high levels of company, business, and individual performance; and

   . Maintain and enhance alignment of employee and shareholder interests.

  The Compensation and Stock Option/Stock Bonus Committees are composed entirely of non-employee Directors individually noted as signatories to this report.

  The Compensation Committee is responsible for overseeing the development and for review and approval of:

   . Overall compensation policy;

   . Salaries for the Chief Executive Officer and for approximately 40 other senior managers worldwide; and

   . Aggregate cash incentive awards for the Company and specific individual cash awards under the annual plan for the Chief Executive Officer and approximately 40 other senior managers worldwide.

  The Stock Option/Stock Bonus Committee is responsible for overseeing the development and for review and approval of:

   . Plan design and policies related to senior management and employee awards of options and restricted stock; and

   . Individual grants under the Stock Option Plan and restricted stock awards under the Key Employee Stock Bonus Plan to the Chief Executive Officer and approximately 325 employees worldwide.

  In exercising those responsibilities and in determining the compensation in particular of Mr. Smith and in general of other senior managers individually reviewed, the Committees examine and set:

  1. Base Salary

    Salaries are reviewed annually against industry practices as determined by professional outside consultants who conduct annual surveys. The Company's current competitive target is to pay somewhat above the median for positions of comparable level as adjusted for company size. This target is on average being achieved for the entire professional, technical, and managerial salaried work force with a somewhat higher position at lower levels and a somewhat lower position at higher levels. Salary structures are set each year based on the Company's target and its actual competitive position. There was no increase in the structure for 1994 for US professional, technical, and managerial group. The structure increase for 1995 is 3%. Likewise, merit budgets are established based on a competitive target, actual competitive position, and the Company's desire to recognize and reward individual contribution. For international employees and non-exempt salaried employees in the US, structure adjustments and merit budgets are determined based on local market conditions and individual performance.

    Individual adjustments are earned based upon the managers' quantitative and qualitative evaluation of individual performance, including feedback from customers served, against business objectives such as earnings, return on assets employed, return on capital, market share, new customers, and development of new commercial products. Performance is also considered in the context of the individuals' position in their respective salary ranges. The better the performance and the lower the position in range, the greater will be the percentage base salary increase. Conversely, the lower the performance and the higher the position in range, the lower will be the percentage base salary increase.

    Mr. Smith's salary was increased 5% for 1995 based on excellent business results, which included substantial earnings growth while funding significant investments in research and development, joint ventures, and acquisitions. Base salary continues to be less than one-fourth of total compensation for Mr. Smith and generally less than one-half of total compensation for other senior management. This reflects the Company's emphasis on non-fixed compensation which varies with Company performance and on other equity vehicles which are closely aligned with shareholder interests.

  2. Annual Cash Incentive Program

    This program is designed to provide focus on expected annual results and recognition of accomplishment for the year. Approximately 275 employees worldwide are eligible to participate in the Company's program. While the overall incentive pool is not determined mathematically, the sum of competitively determined target incentives for the Company and each business group are factored up or down based upon the Committee's judgment primarily of performance (pre-tax earnings for the business groups and earnings per share for the Company) against the annual operating plan. This may be adjusted considering return on net asset performance for the business groups and return on equity performance for the Company, earnings performance against the prior year and the overall economic and competitive climate. Historically, the Committee's judgment has been to leverage the size of incentives paid such that they increase or decrease more rapidly as performance exceeds or falls short of target annual earnings levels. For 1995 the Company has modified its plan to better link employee compensation with business group and Company earnings performance against plan and to encourage identification and commitment to "breakthrough" targets. It also provides for greater clarity of expected results and includes a threshold performance level below which annual incentives will not normally be paid.

    For 1994, payouts relative to competitive target incentives ranged from 73% to 116% for business groups and 85% for the Company as a whole. Earnings per share increased 16% over 1993 (before the 1993 sale of M&T Harshaw and excluding a 1993 special charge and the cumulative effect of an accounting change).

    For the year 1994, Mr. Smith received a cash incentive award of $630,000, an increase of $45,000 from the 1993 award but $40,000 less than 1992. This was consistent with the plan payout for the overall Company and reflected the Committee's judgment that the Company had achieved significant earnings growth despite higher than usual expenses and losses associated with new business development efforts that are expected to be positive factors in the future.

    While highly variable from year to year in the survey information, senior management bonuses are on average close to the median of competitive pay.

  3. Restricted Stock

    The Key Employee Stock Bonus Plan is designed to align key employee and shareholder long term interests by providing designated employees an equity interest in the Corporation which vests in equal amounts over a period of five years. Approximately 325 employees participate in the Company's plan worldwide. Eligible employees are reviewed annually for award grants. The size of the award is not determined mathematically but rather by Stock Option/Stock Bonus Committee judgment. This judgment was based primarily on award history factored by Company performance. Adjustments are then made for individual performance reflecting such factors as the earnings of the respective business group and the performance of the individual against business objectives and within the context of expected results. The pool of shares for 1994 was approximately 75% of historical levels and approximately equal to the number granted for 1993. However, for 1994 the Committee approved modifying the form of payout to decrease the number of shares approved for grant by two-thirds and to provide an equivalent value (as determined by actuarial and financial models) in the form of stock options. The intent of this shift toward options, which the Company anticipates continuing in the future, is to increase the alignment of employee total compensation with shareholder interests by providing a greater proportion in the form of options which increase employee compensation only when shareholders profit through stock appreciation. This resulted in 155,255 shares awarded which were less than one-third of those awarded for 1993.

    For the year 1994, Mr. Smith received a grant of 16,667 shares plus options noted below. This compares with 47,250 shares in 1993 and 63,000 shares in 1992. Mr. Smith's pool award, prior to splitting the form of grant into share awards and options as described earlier, was 50,000 which reflected the Committee's judgment that the Company had achieved significant earnings growth while at the same time investing in its future.

  4. Stock Options

    The Stock Option Plan has been designed to link employee compensation growth directly to growth in share price. In conjunction with restricted stock, options are the major driver of senior management compensation aligning their reward with shareholder interests. As noted above, implementation of the plans was modified in 1994 to provide over two-thirds of the compensation value in the form of options that was formerly provided in the form of stock awards. Utilizing actuarial and financial models, the value of an option was calculated to be approximately one-third of the value of a share award. Therefore, in addition to options historically awarded to a senior management group of approximately 60 employees worldwide, the form of payment for the share pool was changed to provide two-thirds of the value in the form of options to the approximately 325 participants in the restricted stock plan. This change ties a significantly increasing percentage of participant total compensation directly to appreciation in the share price. As in the past, participants will be reviewed annually for option grants. Options vest in equal increments over four years and normally have a ten year life.

    The size of the award is not determined mathematically, but rather by Stock Option/Stock Bonus Committee judgment. This judgment is based primarily on award history factored by Company performance. Adjustments are then made for individual performance, reflecting such factors as the earnings of the respective business group and the performance of the individual against business objectives and within the context of expected results. The pool of options for 1994 (excluding the conversion of restricted stock as noted above) was approximately 85% of historical levels and equal to the number granted for 1993.

    For the year 1994, Mr. Smith was awarded 191,250 options plus an additional 100,000 options representing value paid in the form of options instead of restricted stock. The 191,250 is consistent with the plan grants for the overall Company and reflected the Committee's judgment that the Company had achieved significant earnings growth while at the same time investing in its future.

  To further strengthen senior manager alignment with shareholder interests, in early 1995 the Committee implemented stock ownership guidelines for corporate officers and seven other key senior managers. The guidelines are expressed as a multiple of base salary and are to be attained within five years of working in a covered position. If stock ownership remains below the appropriate guideline multiple after that period, excepting special circumstances, additional ownership will be encouraged through such measures as paying part of the annual cash incentive in the form of stock.

  The Committees direct the purchase of compensation survey information from several independent professional consultants in order to review the base, annual cash incentive, and total compensation of Mr. Smith and other individual senior managers and employee groups. There is some overlap with the Dow Jones Chemicals Group used in the Performance graph. There are two key reasons for the divergence in samples: (1) the Company generally utilizes standard surveys in the belief that the general lack of precision inherent in survey methodology and compensation decision making does not normally warrant the additional cost of specialized surveys (most of the Dow Jones Chemicals Group do not participate in the standard surveys purchased); (2) the predominant labor markets in which the Company competes for people differ from the Dow Jones Chemicals Group in that they also include firms in other business line industries, e.g., petroleum and in geographic concentrations, e.g., New Jersey.

  Compensation paid in 1994 did not exceed one million dollars in non-excluded compensation to any of the executives named in the Summary Compensation Table on page 11. As of the time of issuing this report the Committees are still evaluating the Company's compensation policies with respect to qualifying compensation to be paid its executive officers for deductibility under section 162(m) of the Internal Revenue Code.

  Based on the surveys and the achievements of the Company against its targets in the context of the economic and competitive climate, the Committees are satisfied the Company's compensation plans meet the objectives of attracting and retaining talent, providing incentives for superior performance, and aligning employee and shareholder interests.

                             COMPENSATION COMMITTEE
                       STOCK OPTION/STOCK BONUS COMMITTEE

       Marion H. Antonini           James V. Napier                   Norma T. Pace
       Reuben F. Richards           Henry R. Slack                    Douglas G. Watson

                               PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                AMONG ENGELHARD CORPORATION, S&P 500 INDEX AND
                           DOW JONES CHEMICAL SECTOR

                              [GRAPH APPEARS HERE]

                                                     DECEMBER 31,
                                       -----------------------------------------
                                        1989   1990   1991   1992   1993   1994
                                       ------ ------ ------ ------ ------ ------
Engelhard Corporation................. 100.00 101.45 179.03 289.66 313.10 289.41
S&P 500............................... 100.00  96.90 126.42 136.05 149.76 151.74
Dow Jones (Chemical).................. 100.00  91.28 122.29 133.46 147.72 160.89

--------
* Assumes $100 invested on December 31, 1989 in each referenced group with reinvestment of dividends.

           2. APPROVAL OF THE ADOPTION OF DIRECTORS STOCK OPTION PLAN

  On February 2, 1995, the Board of Directors (the "Board") adopted, subject to shareholder approval, the Engelhard Corporation Directors Stock Option Plan (the "Directors Plan") to become effective as of May 4, 1995.

  The Directors Plan provides for the automatic grant of options (the "Options") to acquire shares of the Company's Common Stock (the "Shares") to the non-employee directors of the Company. The purposes of the Directors Plan are to advance the interests of the Company and its shareholders by providing a means to attract, retain, and motivate non-employee directors of the Company upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.

  The following summary of certain features of the Directors Plan is qualified in its entirety by reference to the full text of the Directors Plan which is attached hereto as Exhibit A.

SUMMARY DESCRIPTION OF THE DIRECTORS PLAN

  The Directors Plan provides for the automatic issuance of Options to non-employee members of the Board of Directors of the Company to purchase Shares of the Company. An aggregate of 250,000 Shares would be reserved for issuance under the Directors Plan, subject to adjustment in the event of stock splits, stock dividends and other transactions involving the Shares. The Directors Plan will be administered by a committee consisting of Directors of the Company who are not eligible to participate therein (the "Committee"). However, because the Directors Plan is intended to operate automatically, the Committee will have no discretion with respect to the director optionees, the determination of the exercise price of the Options, the timing of such grants or number of Shares covered by the Options.

  On the date of the regular meeting of the Board in December of each year (or if the Board does not meet in December, the date of the next regular Board meeting), beginning with the date of the regular meeting in December 1995, each non-employee director in office on such date shall automatically be granted an Option to purchase 2,000 Shares with an exercise price per Share equal to 100 percent of the fair market value of one Share at the date of grant. Each option granted under the Directors Plan shall become exercisable in four equal installments, commencing on the first anniversary of the date of grant and annually thereafter. Each option will terminate on the tenth anniversary of the date of grant. Notwithstanding the foregoing, each Option held by a director which was granted more than one year before his or her termination of service as a director shall become fully exercisable upon termination if such termination is a result of disability, death or retirement after attaining age
65. In addition, each Option held by a director shall become fully exercisable upon an "acquisition of a control interest" as defined in the Directors Plan. If a director's service is terminated, each Option exercisable under the Directors Plan held by said director may be exercised for a period of three months after termination of his or her service. If a director's service is terminated by reason of disability, retirement after attainment of age 65 or death while serving as a director, any Options held by the director which are exercisable under the Directors Plan at the time of his or her termination may be exercised for the period ending on the tenth anniversary of the date of grant. If a director dies after the termination of his or her service as a director, the person to whom the rights are transferred by will or the laws of descent may exercise any Options that could have been exercised at the time of the director's death for the remainder of the period allowed under the Directors Plan, as if the director had survived. Options granted under the Directors Plan shall be transferable only to the extent allowed under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3").

  The Board may amend, alter, suspend, discontinue or terminate the Directors Plan without shareholder consent unless such consent is required by federal law or regulation (including Rule 16b-3), except that the Directors Plan may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code or the rules thereunder. No amendment, alteration, suspension, discontinuation or termination may impair the rights of a holder of an outstanding Option without the consent of such holder.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the principal federal income tax consequences associated with the grants of Options under the Directors Plan. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof. It does not describe all federal income tax consequences under the Directors Plan, nor does it describe foreign, state or local tax consequences.

  In general, the grant of a stock option is not a taxable event to the recipient and it will not result in a tax deduction for the Company. All Options granted under the Directors Plan will be nonqualified stock options for federal income tax purposes. Upon the exercise of a nonqualified stock option, the participant will generally recognize ordinary taxable income equal to the excess, if any, of the fair market value of the Shares received upon exercise over the exercise price. Any gain or loss upon a subsequent sale or exchange of the Shares will be capital gain or loss, long-term or short-term, depending on the holding period for the Shares.

  Special rules apply to the participants because each is subject to Section 16(b) of the Securities Exchange Act of 1934. Certain additional special rules may apply if the exercise price for an Option is paid for with Shares previously owned by the optionee rather than in cash.

  The table below indicates the present value of and the number of options that would have been issued on December 15, 1994 under the Directors Plan had it been in effect during 1994. At present there are 8 non-employee directors who are eligible to participate in the Directors Plan.

                               NEW PLAN BENEFITS

               ENGELHARD CORPORATION DIRECTORS STOCK OPTION PLAN

      NON-EMPLOYEE                                           PRESENT   NUMBER OF
      DIRECTORS                                            VALUE($)(1) OPTIONS
      ------------                                         ----------- ---------
      Eligible Non-Employee
       Directors as a Group (8 in number).................   95,840     16,000

--------
(1) Calculated using the same methodology and assumptions as used to determine grant date present value of options granted to the named Executive Officers in the table on page 13.

  Adoption of the Directors Plan will require the affirmative vote of a majority of the votes present or represented and entitled to vote (including abstentions but not including broker non-votes) at the Meeting.

  The Board of Directors recommends that you vote FOR the approval of the proposed Engelhard Corporation Directors Stock Option Plan.

         3. APPROVAL OF THE AMENDMENTS TO THE STOCK OPTION PLAN OF 1991

  On February 2, 1995, the Board of Directors approved certain amendments to the Engelhard Corporation Stock Option Plan of 1991 (the "1991 Plan"), subject to shareholder approval.

  The following summary of the proposed amendments to the 1991 Plan and the general summary of the 1991 Plan are qualified in their entirety by reference to the full text of the 1991 Plan, which is attached hereto as Exhibit B.

SUMMARY DESCRIPTION OF THE 1991 PLAN

  The 1991 Plan was originally adopted by the Board on March 7, 1991 and was approved by the shareholders at the Company's 1991 Annual Meeting. The 1991 Plan authorizes the Committee to provide for the granting of stock options, including "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, to key employees as compensation for their services to the Company and to incent future performance. Options for up to 11,250,000 shares (as adjusted for stock splits) of the Company's Common Stock in the aggregate may be granted prior to termination of the 1991 Plan on June 30, 2001, at the fair market value of such stock on the date of grant. The closing price per share of the Common Stock of the Company on the New York Stock Exchange--composite tape on March 2, 1995 was $26 5/8. As of December 31, 1994, there were 7,541,181 options available for grant under the 1991 Plan. Options may be made exercisable in installments over the option period, but generally no option may be exercised before one year (except in the event of an "acquisition of a control interest" in the Company) or after ten years from the date of grant. Outstanding options may be cancelled and reissued under terms complying with the requirements of the 1991 Plan for the granting of options. The purchase price of stock subject to an option may be paid in stock of the Company. The 1991 Plan permits the satisfaction of Federal income tax or other tax withholding obligations arising on the exercise of an option by the withholding of shares of stock acquired under such option. All outstanding options will become immediately exercisable upon an "acquisition of a control interest" in the Company (as defined in the 1991
Plan).

  The Committee has discretion to determine the key employees who shall participate in the 1991 Plan, the number of shares of Common Stock subject to options to be awarded to each, the terms and conditions, if any, upon which such options may be awarded, and all other matters arising in the administration of the 1991 Plan. Key employees are those employees of the Company and its subsidiaries, including officers, who, in the judgment of the Committee, make important contributions to the Company and its business. There are approximately 325 employees of the Company eligible to receive options under the 1991 Plan. Directors of the Company who are not officers or employees of the Company or its subsidiaries are not eligible to participate in the 1991 Plan. Grants under the 1991 Plan may be in addition to, or in lieu of, other forms of compensation. No option may be exercised upon termination of service of any key employee who was previously granted an option, except under certain circumstances where such termination of service is due to retirement, permanent disability or death or certain involuntary terminations.

  The shares of Common Stock covered by the 1991 Plan are subject to adjustment in the event of a stock a split, stock dividend or other change in Common Stock.

  The Board may amend or terminate the 1991 Plan without stockholder consent provided however that any such amendment or termination shall be subject to shareholder approval to the extent such approval is required in order to ensure that options granted under the 1991 Plan are exempt (i) under Rule 16b-3 or
(ii) under Section 422 of the Internal Revenue Code of 1986, as amended. No amendment or termination may impair the rights of a holder of an outstanding option without the consent of such holder.

  The Company will receive a tax deduction for compensation expense when a key employee exercises a non-qualified stock option, but generally will not receive such deduction when an employee exercises an incentive stock option under the 1991 Plan. The key employee will generally be taxed on the amount by which the fair market value of the stock exceeds the option price on the date the underlying stock is sold for incentive stock options and on the date of exercise for non-qualified stock options. The gain recognized on the sale of stock received upon exercise of incentive stock options will generally be treated as long-term capital gain provided the key employee meets certain holding period requirements. The key employee may be subject to an alternative minimum tax when he or she exercises an incentive stock option on the amount by which the fair market value of the stock exceeds the option price at the date of exercise.

  The 1991 Plan was in effect throughout 1994. In December 1994 and February 1995, the Executive Officers of the Company received an aggregate of 809,150 options under the 1991 Plan and all other employees, excluding the Executive Officers, received an aggregate of 878,155 options under the 1991 Plan for services rendered during 1994. For additional information on options granted to certain Executive Officers under the 1991 Plan, see "Option Grants for Services Rendered During 1994" on page 13.

SUMMARY DESCRIPTION OF PROPOSED AMENDMENTS

  The 1991 Plan was established so that the Company could make available to key executives the opportunity to acquire ownership of Company stock and, accordingly, significantly assist the Company in providing incentives to these executives for future performance. The 1991 Plan is proposed to be amended in the following manner: (i) establish a maximum of 1,000,000 shares for which options may be granted during any calendar year to any employee; (ii) (x) if an employee terminates employment by reason of disability or retirement, options granted on or after February 2, 1995 and at least one year prior to termination may be exercised any time up to ten years from the date of grant (the exercise period will remain at three months from the date of termination for all options granted before February 2, 1995), (y) if an employee dies after termination, the proper transferees will have the full exercise period as permitted under the 1991 Plan as if the optionee had survived (rather than three months) and
(z) if an employee dies while still employed, options granted on or after February 2, 1995 and at least one year prior to termination may be exercised any time up to ten years from the date of grant (the exercise period will remain at one year from the date of death for options granted before February 2, 1995); (iii) notwithstanding any other provision of the 1991 Plan, provide the Stock Option/Stock Bonus Committee (the "Committee") (which consists of Directors not eligible to participate in the 1991 Plan) with the authority to accelerate the exercisability of all or any portion of any option granted under the 1991 Plan, including the authority to permit options to be exercised within one year from the date of grant and the authority to extend the exercise period of any option (provided that no option is exercisable for more than ten years from the date of grant); and (iv) make certain other modifications, including amending those circumstances under which the Board must seek shareholder approval before it may amend or terminate the 1991 Plan.

  Adoption of the amendments to the Stock Option Plan of 1991 will require the affirmative vote of a majority of the votes present or represented and entitled to vote (including abstentions but not including broker non-votes) at the meeting.

  The Board of Directors recommends that you vote FOR the amendments to the Stock Option Plan of 1991.

         4. APPROVAL OF THE AMENDMENTS TO THE STOCK OPTION PLAN OF 1981

  On February 2, 1995, the Board of Directors approved certain amendments to the Engelhard Corporation Stock Option Plan of 1981 (the "1981 Plan"), subject to shareholder approval.

  The Company's 1981 Plan expired by its terms on June 30, 1991 and was replaced by the 1991 Plan. The 1981 Plan was substantially identical to the 1991 Plan, prior to the amendments described above (the 1991 Plan is attached hereto as Exhibit B). There are 426,613 options outstanding on grants under the 1981 Plan.

  The 1981 Plan is proposed to be amended in the following manner: (i) notwithstanding any provisions of the 1981 Plan to the contrary, the Committee shall have the authority (which may be exercised at any time) to extend the exercise period of any option (provided that no option is exercisable for more than ten years from the date of grant) and (ii) in the event that any options issued under the 1981 Plan remain outstanding after June 30, 1991, and if the Committee shall determine that it is in the interest of the Company to amend the terms and conditions, including exercise price or prices, of such options, the Committee shall have the right, by written notice to the holders thereof, to amend the terms and conditions of such options including exercise price or prices; provided, however, that (x) no such amendment shall be adverse to the holders of the options, and (y) the amended terms of an option, including exercise price or prices, would have been permitted under the 1981 Plan had the 1981 Plan been outstanding at the time of such amendment.

  Adoption of the amendments to the Stock Option Plan of 1981 will require the affirmative vote of a majority of the votes present or represented and entitled to vote (including abstentions but not including broker non-votes) at the meeting.

  The Board of Directors recommends that you vote FOR the amendments to the Stock Option Plan of 1981.

                5. APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, based on the recommendation of the Audit Committee, voted to retain Coopers & Lybrand to serve as independent public accountants for the year 1995. Coopers & Lybrand expects to have a representative at the meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.

  It is understood that even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its shareholders.

  The Board of Directors recommends that you vote FOR the ratification of the appointment of Coopers & Lybrand as the Company's independent public accountants for the year 1995.

                          FUTURE SHAREHOLDER PROPOSALS

  The Company will not consider any shareholder proposal for inclusion in the 1996 Annual Meeting of Shareholders' proxy material unless received by the Company not later than November 30, 1995.

                                 OTHER MATTERS

  At the date of this Proxy Statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

                                            By Order of the Board of Directors

                                            ARTHUR A. DORNBUSCH, II
                                            Vice President, General Counsel
                                            and Secretary

March 31, 1995

                                                                       EXHIBIT A

                             ENGELHARD CORPORATION

                          DIRECTORS STOCK OPTION PLAN

  1. Purposes. The purposes of the Directors Stock Option Plan are to advance the interests of Engelhard Corporation and its shareholders by providing a means to attract, retain, and motivate non-employee directors of the Company upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.

  2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

    (a) "Board" means the Board of Directors of the Company.

    (b) "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

    (c) "Company" means Engelhard Corporation, a corporation organized under the laws of Delaware, or any successor corporation.

    (d) "Director" means a non-employee member of the Board.

    (e) "Fair Market Value" means, with respect to Shares on any day, the following:

      (i) If the Shares are at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the mean between the high and low selling prices per Share on the day in question on the stock exchange which is the primary market for the Shares, as such prices are officially quoted on such exchange. If there is no reported sale of Shares on such exchange on such date, then the Fair Market Value shall be the mean between the high and low selling prices per Share on the exchange on the last preceding date for which such quotations exist; and

      (ii) If the Shares are not at the time listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, the Fair Market Value shall be the mean between the high and low selling prices per Share on the day in question, as such prices are reported by the National Association of Securities Dealers through the NASDAQ National Market System or any successor system. If there is no reported selling price for Shares on such date, then the mean between the high and low selling prices per Share on the last preceding date for which such quotations exist shall be determinative of Fair Market Value.

    (f) "Option" means a right, granted under Section 5, to purchase Shares.

    (g) "Participant" means a Director who has been granted a Director's
  Option.

    (h) "Plan" means this Directors Stock Option Plan.

    (i) "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended.

    (j) "Shares" means common stock, $1.00 par value per share, of the Company.

  3. Administration. This Plan is intended to operate automatically and not require administration. However, to the extent that administration is necessary, the Plan shall be administered by a committee consisting of directors of the Company who are not eligible to participate in this Plan (the "Committee"). Since the Director's Options are awarded automatically, this function will be limited to ministerial matters. The Committee will have no discretion with respect to the selection of Director optionees, the determination of the exercise price of Director's Options, the timing of such grants or number of Shares covered by the Director's Options.

  4. Shares Subject to the Plan.

    (a) Subject to adjustment as provided in Section 5(f), the total number of Shares reserved for issuance under the Plan shall be 250,000. If any Option granted hereunder is forfeited, cancelled, terminated, exchanged or surrendered, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Option shall, to the extent of any such forfeiture, cancellation, termination, exchange or surrender, again be available under the Plan.

    (b) Any Shares distributed pursuant to an Option may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

  5. Director's Options

    (a) Annual Grant. On the date of the regular meeting of the Board in December of each year (or if the Board does not meet in December, the date of the next regular Board meeting), beginning with the date of the regular meeting in December of 1995, each Director in office on such date shall automatically be granted an Option to purchase 2,000 Shares with an exercise price per Share equal to 100 percent of the Fair Market Value of one Share at the date of grant; provided, however, that such price shall be at least equal to the par value of a Share.

    (b) Option Period. Except as provided under Section 5(c) hereof in the event of the earlier termination of service of a Director, each Option shall expire on the tenth anniversary of its date of grant. Each Option granted hereunder shall become exercisable in four equal installments, commencing on the first anniversary of the date of grant and annually thereafter. Notwithstanding the foregoing, each Option held by a Director which was granted more than one year before his or her termination of service as a Director shall become fully exercisable upon the termination of service of the Director if such termination is as a result of his or her disability, death or retirement after attaining age 65, and each Option held by a Director shall become fully exercisable upon an "acquisition of a control interest" in the Company. For purposes of this Plan, an "acquisition of a control interest" shall occur if: (A) twenty-five percent (25%) or more of the Company's outstanding securities entitled to vote in elections of directors ("voting securities") shall be beneficially owned, directly or indirectly (including options, conversion rights, warrants, and the like, considered as if exercised), by any person or group of persons, other than the group owning the same (including their affiliates and associates) on May 4, 1995; or (B) the majority of the Board ceases to consist of the existing membership or successors nominated by the existing membership or their similar successors. Any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of voting securities owned by other holders shall, for the purposes of the foregoing definition of "acquisition of a control interest", be deemed to constitute each party to such agreement, arrangement or understanding as the owner of such securities.

    (c) Effect of Termination of Service or Death. Each Option held by a Participant, to the extent it is exercisable under Section 5(b) hereof at the time of termination of the Participant's service as a Director, may be exercised by the Participant for a period of three months after termination of the Participant's service as a Director, except that: (i) if such termination is by reason of disability or retirement after attainment of age 65, any Options held by the Participant which are exercisable under
  Section 5(b) hereof at the time of his or her termination may be exercised by the Participant for the period ending on the tenth anniversary of the date of grant of the Option; (ii) in the event of the death of a Participant after the termination of his or her service as a Director, the person or persons to whom the Participant's rights are transferred by will or the laws of descent and distribution may exercise any Options which the Participant could have exercised at the time of his or her death for the remainder of the period under this Section 5(c) during which the Participant could have exercised the Option if the Participant had survived; and (iii) in the event of the death of a Participant while serving as a Director, the person or persons to whom the Participant's rights are transferred by will or the laws of descent and distribution shall have a period ending on the tenth anniversary of the date of grant to exercise any Options which are exercisable under Section 5(b) hereof at the time of his or her death. In no event, however, shall any Option be exercisable more than ten years from the date of grant thereof.

    (d) Exercise of Options. To exercise an Option, the holder thereof shall give written notice to the Company specifying the number of Shares to be purchased and accompanied by payment in full of the purchase price therefor. An Option holder shall have none of the rights of a stockholder until the Shares are paid for in full and issued to him or her. The purchase price may be paid in whole or in part with Shares having a Fair Market Value on the exercise date equal to the cash amount for which such Shares are substituted; provided, however, that in no event may any portion of the purchase price be paid with Shares acquired upon exercise of an Option granted under this Plan unless the Shares are acquired more than 30 days before the applicable date of exercise.

    (e) Nontransferability. The Options granted hereunder shall be transferable only to the extent allowed under Rule 16b-3.

    (f) Adjustments. In the event that subsequent to the Effective Date any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other such change, affects the Shares such that they are increased or decreased or changed into or exchanged for a different number or kind of shares, other securities of the Company or of another corporation, or other consideration, then in order to maintain the proportionate interest of the Directors and preserve the value of the Director's Options, (i) there shall automatically be substituted for each Share subject to an unexercised Option and each Share to be issued under this Section 5 subsequent to such event the number and kind of shares, other securities or consideration into which each outstanding Share shall be changed or for which each such Share shall be exchanged, (ii) the exercise price shall be increased or decreased proportionately so that the aggregate purchase price for the Shares subject to any unexercised Option shall remain the same as immediately prior to such event, and (iii) the number and kind of Shares available for issuance under the Plan shall be equitably adjusted in order to take into account such transaction or other change.

    (g) Nonqualified Options. All Options granted under the Plan shall be nonqualified options, not entitled to special tax treatment under Section 422 of the Code.

  6. General Provisions.

    (a) Compliance with Legal and Trading Requirements. The Plan shall be subject to all applicable laws, rules and regulations, including, but not limited to, federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under the Plan and under any Option until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any state or federal law, rule or regulation or under laws, rules or regulations of other jurisdictions as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal or state law or under the laws of other jurisdictions.

    (b) No Right to Continued Service. Neither the Plan nor any action taken thereunder shall be construed as giving any Director the right to be retained in the service of the Company.

    (c) Taxes. The Company is authorized to withhold from any Shares delivered under this Plan on exercise of an Option, any amounts of withholding and other taxes due in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and a Participant to satisfy obligations for the payment of any withholding taxes and other tax obligations relating thereto. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations.

    (d) Amendment. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders of the Company or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company's shareholders if such shareholder approval is required by any federal law or regulation (including Rule 16b-3, if applicable); provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may impair the rights or, in any other manner, adversely affect the rights of such Participant under any Option theretofore granted to him or her hereunder. Notwithstanding the other provisions of this paragraph, the Plan may not be amended more than once every six months other than to comport with changes in the Code or the rules thereunder.

    (e) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensation arrangements as it may deem desirable, including, without limitation, the granting of options on Shares and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

    (f) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Option. Cash shall be paid in lieu of such fractional Shares.

    (g) Governing Law. The validity, construction, and effect of the Plan and any Option shall be determined in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

    (h) Effective Date; Plan Termination. The Plan shall become effective as of May 4, 1995, (the "Effective Date") upon approval by the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote thereon at a meeting duly held. The Plan shall terminate as to future awards on the date which is ten
  (10) years after the Effective Date.

    (i) Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

                                                                      EXHIBIT B

                             ENGELHARD CORPORATION

                          STOCK OPTION PLAN OF 1991*

  1. Purposes. This Stock Option Plan (the "Plan") of Engelhard Corporation (the "Company") is established so that the Company may make available to essential executives the opportunity to acquire ownership of Company stock pursuant to options constituting incentive or non-qualified stock options under the Internal Revenue Code. It is anticipated that such stock options will materially assist the Company in providing incentives to essential executives for future performance.

  2. Administration. The Plan shall be administered by a committee (the "Committee") which shall be appointed, from time to time, by the Board of Directors of the Company (the "Board of Directors"), and shall consist of not less than three directors of the Company who are not eligible to receive options under the Plan and who otherwise constitute "disinterested persons" under Rule 16b-3 issued by the Securities and Exchange Commission. The Committee shall have full power and authority, subject to the terms and conditions of the Plan, to determine the essential executives to whom awards may be made under the Plan, the number of such shares to be awarded to each of such essential executives, the applicable terms and conditions of such awards and all other matters which may arise in the administration of the Plan. The determination of the Committee concerning any matter arising under or with respect to the Plan or any awards granted hereunder shall be final, binding and conclusive on all interested persons. Awards shall be made only in accordance with the recommendation of the Committee and with the approval of the Board of Directors. The Committee may as to all questions of accounting rely conclusively upon any determinations made by the independent auditors of the Company.

  3. Stock Available for Options. There shall be available for option under the Plan 5,000,000/1/ shares of the Company's Common Stock (the "Stock"), subject to any adjustments which may be made pursuant to Section 5(f) hereof. Shares of Stock used for purposes of the Plan may be either authorized and unissued shares or treasury shares or both. Stock covered by options which have terminated or expired prior to exercise or have been surrendered and cancelled as contemplated by Section 7(b) hereof shall be available for further option hereunder. Subject to any adjustments which may be made pursuant to Section 5(f) hereof, the maximum number of shares of Stock with respect to which options may be granted during a calendar year to any employee under this Plan shall be 1,000,000 shares.

  4. Eligibility. Essential managers and other key employees, including officers and directors of the Company, and of any subsidiary corporation, as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"), of the Company ("Subsidiary"), shall be eligible
--------
*Proposed amendments are underlined and proposed deletions are in brackets. /1After/giving effect to stock splits, there are currently 11,250,000 shares authorized under the Plan.

to receive options under the Plan, provided that no option may be granted to any director who is not also an employee of the Company or a Subsidiary.

  5. Terms and Conditions of Options. Each option granted hereunder shall be in writing, shall specify its type (incentive stock option or non-qualified stock option) and shall contain such terms and conditions as the Committee may determine, which terms and conditions need not be the same in each case or within each type, subject to the following:

    (a) Option Price. The price at which each share of Stock covered by an option granted hereunder may be purchased shall not be less than the greater of the par value of the Stock or the fair market value thereof at the time of grant, as determined by the Board of Directors.

    (b) Option Period. The period for exercise of an option shall not exceed ten years from the date the option is granted. Options may be made exercisable in installments during the option period. Any shares not purchased on any applicable installment date, if so provided in the related options, may be purchased thereafter at any time prior to the expiration of the option period. Any option exercisable in installments shall become immediately exercisable in full in the event of an "acquisition of a control interest" in the Company. For purposes of this Plan, an "acquisition of a control interest" shall occur if: (A) twenty-five percent (25%) or more of the Company's outstanding securities entitled to vote in elections of directors ("voting securities") shall be beneficially owned, directly or indirectly (including options, conversion rights, warrants, and the like, considered as if exercised), by any person or group of persons, other than the group owning the same (including their affiliates and associates) on March 7, 1991; or (B) the majority of the Board of Directors ceases to consist of the existing membership or successors nominated by the existing membership or their similar successors. Any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of voting securities owned by other holders shall, for the purposes of the foregoing definition of "acquisition of a control interest," be deemed to constitute each party to such agreement, arrangement or understanding as the owner of such securities.

    (c) Exercise of Options. Unless the Committee determines otherwise, no option shall be exercisable until the expiration of at least one year from the date the option is granted; provided, however, that an option shall become immediately exercisable in full in the event of an "acquisition of a control interest" in the Company (as such term is defined in Section 5(b) hereof), whether or not such "acquisition of a control interest" in the Company occurs prior to the expiration of one year after the date the option is granted. To exercise an option, the holder thereof shall give written notice to the Company specifying the number of shares to be purchased and accompanied by payment in full of the purchase price therefor. An option holder shall have none of the rights of a stockholder until the shares are paid for in full and issued to him. The purchase price may be paid in whole or in part with shares of Stock having a fair market value on the exercise date equal to the cash amount for which such shares are substituted; provided, however, that in no event may any portion of the purchase price be paid with shares of Stock acquired upon exercise of a stock option granted under this Plan unless such shares were acquired more than thirty days before the applicable date of exercise. Notwithstanding any provision of this Plan to the contrary, the Committee shall have the authority at any time to accelerate the exercisability of all or any portion of any option granted under the Plan.

    (d) Effect of Termination of Employment or Death. No option may be exercised after the termination of employment of an optionee, except that:
  (i) if such termination is by reason of disability or retirement, at normal, deferred or early retirement age, under any retirement plan maintained by the Company or any Subsidiary, or for any other reason specifically approved in advance by the Committee [Board of Directors], any options held by the optionee which were granted more than one year before such termination shall thereupon become exercisable in full, and (x) in the case of options granted before February 2, 1995, may be exercised by the optionee for a period of three months after such termination, and (y) in the case of options granted on or after February 2, 1995, may be exercised by the optionee during the period ending on the tenth anniversary of the date of grant of the option; (ii) if such termination is by action of the Company or a Subsidiary other than as provided in (i) above and other than discharge by reason of willful violation of the rules of the Company or instructions of superior(s), any options held by the optionee which are exercisable at the time his employment terminates may be exercised by him for a period of three months after such termination; (iii) in the event of the death of an optionee [within three months] after the termination of his employment pursuant to (i) or (ii) above, the person or persons to whom the optionee's rights are transferred by will or the laws of descent and distribution [shall have a period of three months from the date of termination of the optionee's employment to] may exercise any options which the optionee could have exercised at the time of his death for the remainder of the period under (i) or (ii) above during which the optionee could have exercised the option if he had survived [during such period]; and (iv) in the event of the death of an optionee while employed, any options then held by the optionee which were granted more than one year before his death, shall thereupon become exercisable in full, and the person or persons to whom the optionee's rights are transferred by will or the laws of descent and distribution shall have (x) in the case of options granted before February 2, 1995, a period of one year thereafter to exercise such options, and (y) in the case of options granted on or after February 2, 1995, a period ending on the tenth anniversary of the date of grant of the option to exercise such options. In no event, however, shall any option be exercisable more than ten years from the date of grant thereof.

    Notwithstanding any provision of this Plan to the contrary, the Committee shall have the authority (which may be exercised at any time) to extend the period during which any option granted under the Plan may be exercised; provided, however, that no option may be exercisable for more than ten years from the date of grant thereof.

    Nothing contained in the Plan or any option granted hereunder shall confer on any employee any right to continue his employment or interfere in any way with the right of his employer to terminate his employment at any time.

    (e) Nontransferability of the Options. During an optionee's lifetime his option shall be exercisable only by him. No option shall be transferable other than by will or the laws of descent and distribution.

    (f) Adjustment for Change in Stock Subject to Plan. In the event of a stock split, stock dividend, combination of shares, recapitalization, reorganization, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Board of Directors shall make such adjustments, if any, as it deems appropriate for purposes hereof in the number and kind of shares subject to the Plan, in the number and kind of shares covered by outstanding options, or in the option prices.

    (g) Registration, Listing and Qualification of Shares. Each option shall be subject to the requirement that if at any time the Board of Directors shall determine that the registration, listing or qualification of the shares covered thereby upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the purchase of shares thereunder, no such option may be exercised unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors. Any person exercising an option shall make such representations and agreements and furnish such information as the Board of Directors may request to assure compliance with the foregoing or any other applicable legal requirements.

    (h) Incentive Stock Options. Unless otherwise designated by the Committee, options granted under the Plan shall be deemed to be options not intended to qualify as "Incentive Stock Options" within the meaning of
  Section 422 of the Code. However, the Committee may designate options granted to an employee as Incentive Stock Options to the extent that such options and all other incentive stock options (as defined in Section 422 of the Code) held by the employee and exercisable for the first time by such employee during any calendar year (under all plans of the Company and its parent and subsidiary corporations (as hereinafter defined)), cover shares of the Company having an aggregate fair market value (determined by the Committee as of the time the option is granted in such manner as will constitute an attempt in good faith to meet the applicable requirements of
  Section 422(b) of the Code) of not more than $100,000. Options deemed to be Incentive Stock Options hereunder shall comply with the following requirements in addition to the terms and conditions previously set forth in this Plan. Incentive Stock Options and other stock options granted under this Plan shall be clearly identified as such. (The terms "parent" or "subsidiary" corporation as used in this Section 5(h) shall have the respective meanings set forth in Section 424(e) and (f) of the Code.)

    The additional requirements referred to are the following:

      (A) Notwithstanding the provisions of this Plan for exercise of stock options after the death of the optionee or any other provision of this Plan, an Incentive Stock Option may not in any event be exercised after the expiration of ten years from the date that Incentive Stock Option is granted. Each stock option agreement shall so provide with respect to any and all Incentive Stock Options covered by that agreement.

      (B) No Incentive Stock Option shall be granted to an individual who, at the time the Incentive Stock Option is granted, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, if any (a "10-percent shareholder"), unless, at the time the Incentive Stock Option is granted, the option price is at least 110 percent of the fair market value of the shares subject to the Incentive Stock Option and the Incentive Stock Option by its terms is not exercisable after the expiration of five years from the date the Incentive Stock Option is granted to such 10-percent shareholder.

    (i) Tax Withholding. The Committee may establish such rules and procedures as it considers desirable in order to satisfy any obligation of the Company or any Subsidiary to withhold Federal income taxes or other taxes with respect to the exercise of an option (other than an Incentive Stock Option) under the Plan, including without limitation rules and procedures permitting an optionee to elect that the Company withhold shares of Stock otherwise issuable upon exercise of such option in order to satisfy such withholding obligation.

  6. Duration. Unless sooner terminated by the Board of Directors, the Plan shall terminate on, and no option shall be granted hereunder after June 30, 2001.

  7. (a) Amendment. The Board of Directors may amend or terminate the Plan at any time; provided, however, that any such [no] amendment or termination shall be subject to the approval of the Company's shareholders to the extent such shareholder approval is required (i) in order to insure that options granted under the Plan are exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or (ii) under Section 422 of the Internal Revenue Code of 1986, as amended [unless approved by the stockholders of the Company, shall materially: (i) increase the maximum number of shares for which options may be granted under the Plan or increase the maximum number of shares which may be subject to a specified type of option; (ii) reduce the minimum option price provided herein; or (iii) extend the period during which options may be granted or exercised, except that]; provided, further, however, that, without the consent of an affected optionee, no amendment or termination of the Plan may impair the rights or, in any other manner, adversely affect the rights of such optionee under any option theretofore granted to him. Notwithstanding the foregoing, the Committee [Board of Directors] shall have the right to accept the surrender of and cancel options issued under the Plan and reissue those options and to amend the terms of outstanding options under the terms and conditions set forth herein.

  (b) Surrender, Cancellation and Reissue of Options. The Committee [Board of Directors], upon invitation by it during the term of this Plan to any holder(s) of options under the Plan to do so, may accept the surrender of outstanding options, cancel such options and issue in exchange therefor new options under this Plan, provided:

    (1) the tender of options for surrender is in accordance with such conditions as the Committee [Board of Directors] may set forth in its invitation for that surrender;

    (2) the number of shares covered by an option issued in exchange for a surrendered and cancelled option shall not exceed the number of shares covered by the option surrendered and cancelled;

    (3) the exercise price and all other terms of each option issued in exchange shall comply with the requirements of this Plan for the issuance of options; and

    (4) no such invitation for surrender of options shall be made by the Committee [Board of Directors] unless it first shall have determined [received a recommendation of the Committee] that it is in the interest of the Company to provide an opportunity for the surrender and cancellation of outstanding options and the issue of new options in exchange therefor upon more appropriate terms and conditions, including exercise price.

  (c) Amendments of Outstanding Options. In the event that any options issued under this Plan shall remain outstanding after June 30, 2001, and if the Committee shall [recommend and the Board of Directors shall] determine that it is in the interest of the Company to amend the terms and conditions, including exercise price or prices, of such options, the Committee [Board of Directors] shall have the right, by written notice to the holders thereof, to amend the terms and conditions of such options including exercise price or prices; provided, however, that (i) no such amendment shall be adverse to the holders of the options, and (ii) [no such amendment shall extend the period for exercise of an option or increase the number of shares issuable upon exercise thereof; and (iii)] the amended terms of an option, including exercise price or prices, would have been permitted under this Plan had the Plan been outstanding at the time of such amendment.

  8. Effectiveness of the Plan. This Plan will not be made effective unless approved by the holders of not less than a majority of the outstanding shares of voting stock of the Company represented and entitled to vote thereon at a meeting thereof duly called and held for such purpose, and no option granted hereunder shall be exercisable prior to such approval.

  9. Other Actions. This Plan shall not restrict the authority of the Board of Directors, for proper corporate purposes, to grant or assume stock options, other than under the Plan, to or with respect to any employee or other person.

  10. Name. This Plan shall be known as the Engelhard Corporation Stock Option Plan of 1991.

                                   ENGELHARD

                                   NOTICE OF
                                ANNUAL MEETING
                                      OF
                                 SHAREHOLDERS
                                  AND PROXY
                                   STATEMENT

                                  May 4, 1995

                             ENGELHARD CORPORATION
                   101 WOOD AVENUE, ISELIN, NEW JERSEY 08830

      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
              FOR THE ANNUAL MEETING OF SHAREHOLDERS--MAY 4, 1995
PROXY

The undersigned hereby constitutes and appoints Orin R. Smith, Reuben F. Richards and Arthur A. Dornbusch, II, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of ENGELHARD CORPORATION to be held at One Chase Manhattan Plaza, Ground Floor, on Thursday, May 4, 1995 at 10:00 A.M. New York City Time and at any adjournments thereof, on all matters coming before said meeting.

                                                    (Change of Address/Comments)
ELECTION OF DIRECTORS, NOMINEES:
Linda G. Alvarado, James V. Napier and
Norma T. Pace                                       ----------------------------

                                                    ----------------------------

                                                    ----------------------------

                                                    ----------------------------

You are encouraged to specify your choices by marking the appropriate boxes.
SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.
                                                                  [SEE REVERSE
                                                                   SIDE]
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1,2,3,4 and 5.
                                                                I plan to attend
                                                                   the meeting
                                                                        [_]
1. Election of Directors (see reverse)  (To withhold vote for any individual nominee write that name below.)

   FOR          WITHHELD                -------------------------------------

   [_]            [_]

2. Approval of the adoption of the      3. Approval of the Amendments to
   Directors Stock Option Plan.            the Stock Option Plan of 1991.

   FOR  AGAINST  ABSTAIN                   FOR  AGAINST  ABSTAIN

   [_]    [_]      [_]                     [_]    [_]      [_]

4. Approval of the Amendments to the    5. Ratification of appointment of
   Stock Option Plan of 1981.              Coopers & Lybrand as independent
                                           public accountants.

   FOR  AGAINST  ABSTAIN                   FOR  AGAINST  ABSTAIN

   [_]    [_]      [_]                     [_]    [_]      [_]

6. In their discretion, upon other matters
   as they may properly come before
   the meeting.                                 Please mark, sign and return
                                                promptly using the enclosed
                                                envelope. Executors,
                                                administrators, trustees, etc.
                                                should give full titles as such.
                                                If the signer is a corporation,
                                                please sign full corporate name
                                                by duly authorized officer.

                                                --------------------------------

                                                                          , 1995
                                                --------------------------
                                                SIGNATURE(S)    DATED

["PLEASE MARK INSIDE BLUE BOXES SO THAT
 DATA PROCESSING EQUIPMENT WILL RECORD
 YOUR VOTES"]
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


Dear Shareholder(s):

Enclosed you will find material relative to the Company's 1995 Annual Meeting of shareholders. The notice of the annual meeting and proxy statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a shareholder, please remember that your vote is important to us.

ENGELHARD CORPORATION